WILSHIRE VARIABLE INSURANCE TRUST

Written Instrument Changing the Name of the Small Cap Growth Fund

The undersigned, the Trustees of the Wilshire Variable Insurance Trust (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated November 7, 1996 (the “Declaration of Trust”), pursuant to Section 9.3 Article IX of the Declaration of Trust, do hereby execute this written instrument to change the name of the “Small Cap Growth Fund”, a series of the Trust,  to the “Small Cap Fund,” effective as of April 2, 2013, in conformity with the resolutions effecting such name change that were adopted by the Board of Trustees of the Trust on November 30, 2012.

IN WITNESS WHEREOF, the undersigned have this 22nd day of February, 2013 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Margaret M. Cannella	/s/ Suanne K. Luhn
Margaret M. Cannella	Suanne K. Luhn

/s/ Roger A. Formisano	/s/ George J. Zock
Roger A. Formisano	George J. Zock

/s/ Edward Gubman
Edward Gubman